Exhibit 21.1

SUBSIDIARIES OF WYNN RESORTS, LIMITED

Rambas Marketing Co., LLC
Wynn International Marketing, LLC (an Isle of Man limited liability company)
Toasty, LLC (a Delaware limited liability company)
B/W Clothiers, LLC (a 50% owned joint venture)
Valvino Lamore, LLC
Wynn Gallery, LLC (f.k.a. World Travel BBJ, LLC)
World Travel G-IV, LLC
Chamber Associates, LLC
LRW Development, LLC
Far East Aviation, LLC
South China Air Limited (a Hong Kong limited company)
South China Heliport Management, Limited (a Hong Kong Limited Company)
Worldwide Wynn, LLC
Wynn Design & Development, LLC
Wynn Resorts Hotel Marketing & Sales (Asia), LLC (f.k.a. WDD-Asia, LLC)
Wynn Group Asia, Inc.
Wynn Resorts, International, Ltd. (an Isle of Man company)
Wynn Resorts (Macau) Holdings, Ltd. (an Isle of Man company)
Wynn Resorts (Macau), Ltd. (a Hong Kong Limited company)
Wynn Resorts (Macau), S.A. (a Macau SA company)
Palo Real Estate Company Ltd. (a Macau SA company)
Wynn Macau Development Company, LLC
Wynn Cotai Holding Company, Ltd. (an Isle of Man corporation)
Cotai Partner, Ltd. (an Isle of Man company)
Cotai Land Development Company (a Macau SA company)
Wynn IOM Holdco I, Ltd. (an Isle of Man company)
Wynn IOM Holdco II, Ltd. (as Isle of Man company)
Wynn Manpower, Limited (a Macau limited company)
Wynn Resorts Funding, LLC
Wynn Resorts Holdings, LLC
Wynn Las Vegas, LLC
Las Vegas Jet, LLC
World Travel, LLC
Wynn Completion Guarantor, LLC
Wynn Golf, LLC
Wynn Las Vegas Capital Corp.
Wynn Show Performers, LLC
Wynn Sunrise, LLC
Kevyn, LLC
PW automotive, LLC (a Delaware Limited Liability Company and 50% owned joint venture)

All subsidiaries are formed in the State of Nevada and wholly-owned unless otherwise specifically identified.